Psychemedics Corporation Announces Top Revenue Quarter

DECLARES 68th CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., Aug. 5, 2013 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced second quarter financial results for the period ended June 30, 2013. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of August 15, 2013 to be paid on August 28, 2013. This will be the Company's 68th consecutive quarterly dividend.

(Logo: http://photos.prnewswire.com/prnh/20111107/NE00639LOGO )

The Company's revenue for the quarter ended June 30, 2013 was $6.90 million versus $6.86 million for the quarter ended June 30, 2012, an increase of 1%. Net income for the quarter ended June 30, 2013 was $1.06 million or $0.20 per diluted share, versus $1.00 million or $0.19 per diluted share, for the comparable period last year, an increase of 6%. The Company's revenue for the six months ended June 30, 2013 was $13.33 million versus $13.11 million for the six months ended June 30, 2012, an increase of 2%. Net income for the six months ended June 30, 2013 was $1.89 million or $0.36 per diluted share, versus $1.83 million or $0.35 per diluted share, for the comparable period last year, an increase of 3%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"We are very pleased to report record sales for this past quarter, which exceeds any quarter in the Company's history. Our new business growth is strong, while larger companies in our base business remain more cautious on hiring. In addition, the pre-tax margins were strong at 25%.

"We are also very excited about the launch of our hair alcohol test. Alcohol is the most abused substance in the world, and excessive use poses serious health and safety risks. After years of investing time and research into developing our hair alcohol test, we are proud to add this offering to our existing tests that measure consumption over an extended period of time. (Please see our press release on July 8th, 2013, for further information on this exciting new product.) Last year we announced a new fundamental patent for getting the drugs out of the hair, and FDA clearance of new custom designed assays. We are very proud to continue to demonstrate our technological leadership with this new alcohol hair test.

"We continue to have a strong balance sheet with more than $2.7 million in cash and cash equivalents as of June 30, 2013 with no long term debt, despite heavy investment in new equipment and software over the last two years.

"Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.

"Therefore, the Board has declared a $0.15 dividend for the quarter. This is our 68th consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com.

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Contact:	Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Psychemedics Corporation Statements of Income and Comprehensive Income (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues	$6,898,737	$6,861,720	$13,331,179	$13,105,575
Cost of revenues	2,819,788	2,758,334	5,764,959	5,337,069

Gross profit	4,078,949	4,103,386	7,566,220	7,768,506

Operating Expenses:
General & administrative	1,006,950	1,004,548	2,000,661	1,999,989
Marketing & selling	1,150,244	1,220,794	2,276,902	2,345,619
Research & development	190,036	213,894	354,746	381,942

Total Operating Expenses	2,347,230	2,439,236	4,632,309	4,727,550

Operating income	1,731,719	1,664,150	2,933,911	3,040,956
Other income	300	485	91,713	995

Net income before provision for income taxes	1,732,019	1,664,635	3,025,624	3,041,951

Provision for income taxes	669,093	663,591	1,140,353	1,213,416

Net income and comprehensive income	$1,062,926	$1,001,044	$1,885,271	$1,828,535

Basic net income per share	$0.20	$0.19	$0.36	$0.35

Diluted net income per share	$0.20	$0.19	$0.36	$0.35

Dividends declared per share	$0.15	$0.15	$0.30	$0.30

Weighted average common shares outstanding, basic	5,305,296	5,260,462	5,289,066	5,248,011

Weighted average common shares outstanding, diluted	5,316,657	5,266,461	5,304,129	5,255,354

Psychemedics Corporation Balance Sheets (UNAUDITED)

	June 30,	December 31,
	2013	2012

ASSETS
Current Assets:
Cash and cash equivalents	$2,729,175	$3,065,785
Accounts receivable, net of allowance for doubtful accounts
of $144,088 in 2013 and $121,583 in 2012	5,190,299	4,620,768
Prepaid expenses and other current assets	978,624	823,274
Income tax receivable	--	854,212
Deferred tax assets	304,124	209,877

Total Current Assets	9,202,222	9,573,916
Fixed Assets, net of accumulated amortization and depreciation
of $4,804,135 in 2013 and $4,395,605 in 2012	4,489,308	4,201,409
Other assets	436,730	345,293

Total Assets	$ 14,128,260	$ 14,120,618

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$577,192	$669,789
Accrued expenses	1,081,764	1,413,541

Total Current Liabilities	1,658,956	2,083,330

Deferred tax liabilities, long-term	814,619	814,619
Total Liabilities	2,473,575	2,897,949

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,	--	--
no shares issued or outstanding
Common stock, $0.005 par value; 50,000,000 shares authorized
5,979,508 shares issued in 2013 and 5,940,558 shares issued in 2012	29,898	29,703
Additional paid-in capital	28,592,453	28,460,764
Accumulated deficit	(6,885,877)	(7,186,009)
Less - Treasury stock, at cost, 668,130 shares in 2013 and 2012	(10,081,789)	(10,081,789)

Total Shareholders' Equity	11,654,685	11,222,669

Total Liabilities and Shareholders' Equity	$14,128,260	$14,120,618